Exhibit 99.1

EARNINGS RELEASE	April 25, 2007

NORTHWEST PIPE REPORTS FIRST QUARTER 2007 RESULTS

Portland, Oregon, April 25, 2007... Northwest Pipe Company (NASDAQ: NWPX) today reported its results for the first quarter of 2007. Sales were $90.7 million for the first quarter of 2007 compared to $78.8 million for the same period last year. Net income for the first quarter of 2007 was $4.5 million, or $0.49 per fully diluted share, compared to $2.6 million, or $0.37 per fully diluted share, for the same period last year.

Water Transmission

Sales in the Water Transmission Group increased 15.4% to $64.6 million for the first quarter compared to $55.9 million for the same period last year. Gross profit for this Group also improved to $13.7 million, or 21.3% of sales, compared to $10.2 million, or 18.2% of sales, for the first quarter of last year. While sales volume was generally as expected in the first quarter of 2007, gross profit was approximately $800,000 higher than expected due to some non-recurring items that were recorded during the quarter.

Tubular Products

The Tubular Products Group’s sales increased 21.6% to $23.0 million for the first quarter of 2007, compared to $18.9 million for the same period last year. This is the highest quarterly sales for this Group since the third quarter of 2004. Gross profit was $2.3 million compared to $1.9 million in the first quarter of 2006. Gross profit as a percent of sales was consistent at approximately 10% for both periods.

Fabricated Products

Sales in the Fabricated Products Group were $3.2 million in the first quarter of 2007, compared to $4.0 million for the first quarter last year. The gross profit for this Group was $58,000 or 1.8% of sales, compared to $383,000, or 9.6% of sales, last year.

Outlook

The first quarter ended with a strong backlog of $192 million as bookings were somewhat higher than projected. This should lead to continued high production levels in the next few quarters. Margins on water transmission orders booked during the quarter were not quite as strong as expected, but we believe margins will improve as the year progresses. At this point, due to the lead times on water transmission projects, any future improvement in market pricing will not likely have an impact on our financial results until the fourth quarter.

The Tubular Products Group should continue to see sales increase in the next two quarters as this business continues its historic seasonal pattern. We are increasing our prices to match steel cost increases, and we expect margins to remain steady through the next quarter. We currently project margins to improve slightly in the third quarter based on increased pricing, higher plant utilization rates and product mix.

The Fabricated Products Group is not anticipating much growth at this time. During the next several months, in addition to producing our core products, we will shift certain manufacturing capabilities in this facility to support water transmission projects with specialty fabrication work. We fully expect this facility to be a steady, contributing factor in the success of our Water Transmission Group.

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe and other products in three business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended March 31
	2007	2006
Net Sales:
Water Transmission	$64,581	$55,947
Tubular Products	22,982	18,900
Fabricated Products	3,173	3,971

Net Sales	90,736	78,818

Cost of Sales:
Water Transmission	50,845	45,774
Tubular Products	20,672	16,992
Fabricated Products	3,115	3,588

Total Cost of Sales	74,632	66,354

Gross Profit:
Water Transmission	13,736	10,173
Tubular Products	2,310	1,908
Fabricated Products	58	383

Net Gross Profit	16,104	12,464

Selling, General and Administrative	7,302	6,416

Operating Income	8,802	6,048

Interest Expense	1,604	1,758

Income Before Income Taxes	7,198	4,290

Income Tax Expense	2,664	1,652

Net Income	$4,534	$2,638

Basic Earnings per Share	$0.51	$0.39

Diluted Earnings per Share	$0.49	$0.37

Shares used in Per Share Calculation:

Basic	8,924	6,841

Diluted	9,213	7,125

NORTHWEST PIPE COMPANY

SELECTED BALANCE SHEET

(Dollar amounts in thousands)

	March 31, 2007	December 31, 2006
Assets:
Cash and Cash Equivalents	$180	$4,259
Trade and Other Receivables, Net	69,714	68,425
Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts	63,966	74,353
Inventories	74,986	79,300
Other Current Assets	9,287	11,177

Total Current Assets	218,133	237,514
Property and Equipment, Net	165,328	160,776
Other Assets	26,345	26,161

Total Assets	$409,806	$424,451

Liabilities:
Current Maturities of Long-Term Debt	$12,178	$9,663
Accounts Payable	28,939	50,865
Accrued Liabilities	11,768	10,243

Total Current Liabilities	52,885	70,771
Long-Term Note Payable to Financial Institution	40,600	43,000
Other Long-Term Debt, Less Current Maturities	46,725	47,915
Other Liabilities	32,997	31,939

Total Liabilities	173,207	193,625

Stockholders’ Equity	236,599	230,826

Total Liabilities and Stockholders’ Equity	$409,806	$424,451